UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 17, 2024

Marinus Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36576	20-0198082
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

, Radnor, PA
5 Radnor Corporate Center, Suite 500 100 Matsonford Rd, Radnor, PA	19087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 801-4670

__________________________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	MRNS	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Senior Management Retention Plan

On December 17, 2024, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Marinus Pharmaceuticals, Inc. (the “Company”), acting pursuant to authority delegated to it by the Board, approved a retention plan for the senior management of the Company pursuant to which the Company will provide a cash incentive designed to retain such employees (the “Retention Plan”).

As previously disclosed, the Company has commenced a process to explore strategic alternatives with the goal of maximizing value for its stockholders. The Company believes the Retention Plan has the potential to enable a favorable strategic transaction.

Pursuant to the Retention Plan, each member of the senior management of the Company will be awarded a cash payment equal to forty percent (40%) of such person’s annual bonus target for the 2024 fiscal year in the event the Company executes a definitive agreement for a strategic transaction, whether in the form of a business combination, merger, tender offer, stock sale, asset sale or similar transaction (the “Retention Plan Trigger”), subject to each person’s respective continued employment in good standing through that time.

Pursuant to the Retention Plan, if the cash bonus award becomes payable, the following named executive officers of the Company will receive the following: (i) the Company’s Chief Executive Officer (the “CEO”), Scott Braunstein, M.D., will receive $164,400; (ii) the Company’s Chief Financial Officer and Chief Operating Officer (the “CFO & COO”), Steven Pfanstiel, will receive $89,676; and (iii) the Company’s Chief Medical Officer (the “CMO”), Joseph Hulihan, M.D., will receive $80,019. If the Retention Plan Trigger is not met, no payments pursuant to the Retention Plan will be made.

Amended and Restated Change in Control Severance Plan

Also on December 17, 2024, the Compensation Committee, acting pursuant to authority delegated to it by the Board, approved an amendment to and restatement of the Marinus Pharmaceuticals, Inc. Change in Control Severance Plan (the “Amended and Restated Plan”) providing for severance payments payable to Company employees thereunder.

The Amended and Restated Plan provides for certain payments and benefits to eligible employees whose employment with the Company ceases either during the (x) twenty-four (24) month period following a change in control of the Company or (y) during the ninety (90) day period ending on the date of a change in control, in ease case, due to (i) a termination without Cause (as defined in the Amended and Restated Plan) or (ii) a resignation for Good Reason (as defined in the Amended and Restated Plan). In such circumstances, the CEO, the CFO & COO and the CMO would receive: (i) a lump-sum payment equal to eighteen (18) months of each officer’s respective base salary; (ii) a lump-sum payment equal to each officer’s respective prorated bonus target plus their annual target bonus multiplied by 1.0; and (iii) a lump-sum payment equal to the aggregate dollar amount that the Company otherwise would have contributed toward each officer’s respective group health insurance coverage for eighteen (18) months. The compensation and benefits provided under the Amended and Restated Plan shall be coordinated with similar compensation and benefits provided under other Company-sponsored plans and individual agreements with eligible employees so as to avoid the duplication of any such compensation and benefits.

The foregoing description of the Amended and Restated Plan does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Plan, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference to this Item 5.02.

Item 9.01. Financial Statements and Exhibits.

(d)Exhibits

Exhibit No.	Description
10.1	Amended and Restated Marinus Pharmaceuticals, Inc. Change in Control Severance Plan, effective December 17, 2024.
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARINUS PHARMACEUTICALS, INC.

Date: December 23, 2024	/s/ Steven Pfanstiel
Steven Pfanstiel
Chief Operating Officer, Chief Financial Officer and Treasurer